Exhibit 10.4

Atlantic Express Transportation Group Inc.
Atlantic Express Transportation Corp.
7 North Street
Staten Island, NY  10302

March 2, 2005

Domenic Gatto
136 Monmouth Road
Monroe Township, NJ 08831

Dear Domenic:

Reference is made to your Fourth Amended and Restated Employment Agreement dated as of November 25, 2003, as amended by the letter dated April 20, 2004 and by the letter dated January 13, 2005 (as amended, the “Agreement”).

By this letter agreement, in consideration of the mutual agreements and covenants contained herein, we hereby agree to amend the Agreement as follows:

1.                                       Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President and Chief Executive Officer of the Company and upon the Board of Directors of the Company (the “Board”) as Vice Chairman of the Board, upon the terms and conditions herein contained during the Employment Term provided that (i) commencing December 31, 2004, the Company in its sole discretion may limit the Executive’s services to the position of President;  and (ii) commencing December 31, 2006, the Executive shall continue his employment in the position of an officer of the Company, which position shall be designated by the Board.  In such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. The Executive also shall serve as a member of the Board of Directors of Group during the Employment Term.  During the Employment Term, the Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer of Group and of any subsidiary of Group or the Company. As long as the Executive remains either President or Chief Executive Officer, the Executive shall continue to occupy the same corner office which he has occupied during the Term of the Prior Agreement.

1.2. Exclusive Services. From the Commencement Date through December 31, 2006, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the unanimous consent of the Board or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve as a managing member of G Entertainment, LLC. and a managing member of Eagle Oaks Golf Club, LLC, provided that such services shall not interfere with the performance of Executive’s duties hereunder.  For the period commencing January 1, 2007, the Executive shall be required to devote so much of his time to his duties hereunder as shall be proportionate to the reduction in his compensation for such period.

1.3. Term of Employment. The Executive’s employment under this Agreement shall commence as of the date hereof (the “Commencement Date”) and shall terminate on the earliest of (i) December 31, 2007, (ii) the death of the Executive or (iii) the termination of the Executive’s employment pursuant to this Agreement (the “Employment Term”).

2.                                       Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.1. Base Salary. From the Commencement Date, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $530,527 per annum, payable in arrears in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.  Notwithstanding the foregoing, for the period commencing January 1, 2007, the Base Salary shall be reduced to 50% of the Base Salary payable to the Executive as of December 31, 2006.

3.                                       Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.2.  Increase in Base Salary. On November 4, 2004, on November 4, 2005 and on November 4, 2006, the Executive’s Base Salary shall be increased by a percentage which shall equal the greater of 3% or the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the 12-month period ended the immediately preceding October 31.

4.                                       Paragraphs (b) through (e) of Section 3.1 of the Agreement is hereby amended and restated in their entirety to read as follows:

(b) a disability insurance policy providing $15,000 in monthly benefits commencing six months after a disability which prevents the Executive from performing the ordinary and necessary functions and duties of his employment; provided that the premium therefor shall not exceed the usual and customary rates charged by underwriters for such a policy for a person of the Executive’s age in good health.  The amount of such policy shall be reduced to $7,500 commencing December 31, 2006.  At the option of the Executive and in the place of the disability policy, the Company shall pay the cash equivalent of the premium for such policy to the Executive to be used by the Executive to pay such premium;

(c) an automobile allowance of $2,150 per month, which shall be reduced to $1,075 per month commencing December 31, 2006;

(d)  an annual life insurance premium allowance of $35,000, which shall be reduced to $17,500 commencing December 31, 2006, payable in two installments in June and February of each year of the Employment Term hereof;

(e) through December 31, 2006, continued use of the same Company car and driver which the Executive is using as of the date of this Agreement; and

5.                                       Clause (ii) of the first sentence of the second paragraph of Section 5 is hereby amended and restated in their entirety to read as follows:

 (ii) six months of his Base Salary as severance, payable in equal installments on the same terms as in effect as at the end of the Employment Term, followed by an additional six months of his Base Salary less $15,000 per month (less $7,500 per month in the period commencing December 31, 2006) as severance, payable in equal installments on the same terms as in effect as at the end of the Employment Term

All other terms of your employment contract remain in full force and effect without any change or modification thereto.

Very truly yours,

Atlantic Express Transportation Group Inc. Atlantic Express Transportation Corp.

	By:	/s/ Peter Frank
Peter Frank

Agreed and accepted:

/s/ Domenic Gatto
Domenic Gatto